Exhibit 99.2

Mobiquity Technologies, Inc. Announces Closing of $10.3 Million Public Offering

New York, NY / December 13, 2021 – Mobiquity Technologies, Inc.(NASDAQ: MOBQ) (the “Company”), a leading provider of next-generation advertising, announced today the closing of its previously announced underwritten public offering of units for gross proceeds of approximately $10.3 million, prior to deducting underwriting discounts and commissions and offering expenses payable by the company and excluding any exercise of the underwriters' option to purchase any additional securities as described herein.

The public offering was comprised of 2,481,928 units, priced at a public offering price of $4.15 per unit, consisting of an aggregate of 2,481,928 shares of common stock and warrants to purchase 2,481,928 shares of common stock. The warrants have an exercise price of $4.98 per share and are exercisable for five years.

In addition, the Company has granted the underwriters a 45-day option to purchase up to an additional 372,289 shares and 372,289 warrants at the public offering price less the underwriting discounts and commissions.

The Company has been approved to list its common stock and warrants comprising of the units on the Nasdaq Capital Market under the symbols “MOBQ” and “MOBQW,” respectively.

The Company intends to use the net proceeds primarily for the purchase of digital media ad space inventory,  expansion of our technology, repayment of short-term debt and for other general working capital and other corporate purposes.

Ruskin Moscou Faltischek P.C. acted as legal counsel to the Company.

Spartan Capital Securities, LLC and Revere Securities LLC acted as joint book-running managers for this offering. Anthony L.G., PLLC acted as legal counsel to the underwriters.

The public offering was made only by means of a prospectus. Copies of the prospectus may be obtained, from: Spartan Capital Securities, LLC, 45 Broadway, New York, NY 10006, at (212) 293-0123.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on December 8, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Mobiquity Technologies

Mobiquity Technologies, Inc. (OTCQB: MOBQ) www.mobiquitytechnologies.com, is a next generation, Platform-as-a-Service (PaaS) company for data and advertising. The Company maintains one of the largest audience databases available to advertisers and marketers through its data services division. Mobiquity Technologies’ Advangelists subsidiary (www.advangelists.com) provides programmatic advertising technologies and insights on consumer behavior. For more information, please visit: https://mobiquitytechnologies.com/

Safe Harbor Statement

This press release contains forward-looking statements. These statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about the Company's beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and a number of factors could cause actual results to differ materially from those contained in any forward-looking statement. In some cases, forward-looking statements can be identified by words or phrases such as "may", "will," "expect," "anticipate," "target," "aim," "estimate," "intend," "plan," "believe," "potential," "continue," "is/are likely to" or other similar expressions. Further information regarding these and other risks, uncertainties or factors is included in the Company's filings with the SEC. All information provided in this press release is as of the date of this press release, and the Company does not undertake any duty to update such information, except as required under applicable law.

Mobiquity Technologies, Inc. Investor Relations

TraDigital IR

Kevin McGrath

+1-646-418-7002

kevin@tradigitalir.com